EXCHANGE AGREEMENT
(Unrestricted  Notes)

___________________ (including any other persons or entities exchanging Existing Notes hereunder for whom the undersigned Holder holds contractual and investment authority, the “Holder”) enters into this Exchange Agreement (the “Agreement”) with Powerwave Technologies, Inc. (the “Company”) on March __, 2010 whereby the Holder will exchange (the “Exchange”) the Company’s 1.875% Convertible Subordinated Notes due 2024 (the “Existing Notes”) for the Company’s new 1.875 % Convertible Senior Subordinated Notes due 2024 (the “New Notes”) that will be issued pursuant to the provisions of an Indenture, dated as of March __, 2010, among the Company and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), as it may be supplemented or amended from time to time (the “Indenture”).

    On and subject to the terms hereof, the parties hereto agree as follows:

Article I: Exchange of the Existing Notes for New Notes

    At the Closing (as defined herein), the Holder hereby agrees to exchange and deliver to the Company the following Existing Notes, and in exchange therefor the Company hereby agrees to issue to the Holder the principal amount of New Notes described below:

Principal Amount of Existing Notes to be Exchanged:         $                                                                         (the “Exchanged Notes”).

Principal amount of New Notes to be issued in Exchange:   $                                                                         (the “Holder’s New Notes”).

    The closing of the Exchange (the “Closing”) shall occur on a date (the “Closing Date”) no later than three business days after the date of this Agreement.  At the Closing, (a) the Holder shall deliver or cause to be delivered to the Company all right, title and interest in and to the Exchanged Notes free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto (collectively, “Liens”), together with any documents of conveyance or transfer that the Company may deem necessary or desirable to transfer to and confirm in the Company all right, title and interest in and to the Exchanged Notes free and clear of any Liens, and (b) the Company shall issue to the Holder the Holder's New Notes; provided, however, that the parties acknowledge that the issuance of the Holder's New Notes to the Holder may be delayed due to procedures and mechanics within the system of the Depository Trust Company and that such delay will not be a default under this Agreement so long as (i) the Company is using its best efforts to effect the issuance of one or more global notes representing the New Notes, (ii) such delay is no longer than three business days, and (iii) interest shall accrue on such New Notes in accordance with the Indenture.  Simultaneously with or after the Closing, the Company may issue New Notes to one or more other holders of outstanding Existing Notes or to other investors, subject to the terms of the Indenture

Article II: Covenants, Representations and Warranties of the Holder

    The Holder hereby covenants as follows, and makes the following representations and warranties, each of which is and shall be true and correct on the date hereof and at the Closing, to the Company, Lazard Frères & Co. LLC and Lazard Capital Markets LLC, and all such covenants, representations and warranties shall survive the Exchange.

    Section 2.1      Power and Authorization.  The Holder is duly organized, validly existing and in good standing, and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Exchange contemplated hereby.  If the Holder that is signatory hereto is executing this Agreement to effect the exchange of Exchanged Notes beneficially owned by one or more other persons or entities (who are thus included in the definition of “Holder” hereunder), (a) such signatory Holder has all requisite discretionary and contractual authority to enter into this Agreement on behalf of, and bind, each such other person or entity that is a beneficial owner of Exchanged Notes, and (b) Exhibit A hereto is a true, correct and complete list of (i) the name of each party delivering (as beneficial owner) Exchanged Notes hereunder, (ii) the principal amount of such Holder’s Exchanged Notes, and (iii) the principal amount of Holder’s New Notes to be issued to such Holder in respect of its Exchanged Notes.

    Section 2.2      Valid and Enforceable Agreement; No Violations.  This Agreement has been duly executed and delivered by the Holder and constitutes a legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity (the “Enforceability Exceptions”).  This Agreement and consummation of the Exchange will not violate, conflict with or result in a breach of or default under (i) the Holder’s organizational documents, (ii) any agreement or instrument to which the Holder is a party or by which the Holder or any of its assets are bound, or (iii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to the Holder.

    Section 2.3      Title to the Exchanged Notes.  The Holder is the sole legal and beneficial owner of the Exchanged Notes.  The Holder has good, valid and marketable title to the Exchanged Notes, free and clear of any Liens (other than pledges or security interests that the Holder may have created in favor of a prime broker under and in accordance with its prime brokerage agreement with such broker).  The Holder has not, in whole or in part, except as described in the preceding sentence, (a) assigned, transferred, hypothecated, pledged, exchanged or otherwise disposed of any of the Exchanged Notes or its rights in the Exchanged Notes, or (b) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to the Exchanged Notes.  Upon the Holder’s delivery of the Exchanged Notes to the Company pursuant to the Exchange, the Exchanged Notes shall be free and clear of all Liens created by the Holder.

    Section 2.4      Accredited Investor.  The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

    Section 2.5      Qualified Institutional Buyer.  The Holder is a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Act.

    Section 2.6      No Affiliate Status.  The Holder is not, and has not been during the consecutive three month period preceding the date hereof, an “affiliate” within the meaning of Rule 144 promulgated under the Securities Act (an “Affiliate”) of the Company.  To its knowledge, the Holder did not acquire any of the Exchanged Notes, directly or indirectly, from an Affiliate of the Company.

    Section 2.7      No Additional Consideration.  Except for the exchange of the Exchanged Notes for the Holder’s New Notes, the Holder has not paid (and will not pay) any consideration (whether in cash, securities of the Company or otherwise) in connection with its receipt of the Holder’s New Notes.

    Section 2.8      No Illegal Transactions.  The Holder has not, directly or indirectly, and no person acting on behalf of or pursuant to any understanding with the Holder has, engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales (as defined below) involving any of the Company’s securities) since the time that such Holder was first contacted by either the Company, Lazard Frères & Co. LLC or Lazard Capital Markets LLC or any other person regarding an investment in the New Notes or the Company.  Such Holder covenants that neither it nor any person acting on its behalf or pursuant to any understanding with such Holder will engage, directly or indirectly, in any transactions in the securities of the Company (including Short Sales) prior to the time the transactions contemplated by this Agreement are publicly disclosed.  “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, derivatives and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers.  Solely for purposes of this Section 2.8, subject to the Holder’s compliance with its obligations under the U.S. federal securities laws and the Holder’s internal policies, “Holder” shall not be deemed to include any subsidiaries or affiliates of the Holder that are effectively walled off by appropriate “Chinese Wall” information barriers approved by the Holder’s legal or compliance department (and thus have not been privy to any information concerning the Exchange).

    Section 2.9      Adequate Information; No Reliance.The Holder acknowledges and agrees that (a) the Holder has been furnished with all materials it considers relevant to making an investment decision to enter into the Exchange and has had the opportunity to review the Company’s filings with the Securities and Exchange Commission (the “SEC”), including, without limitation, all filings made pursuant to the Exchange Act, (b) the Holder has had a full opportunity to ask questions of the Company concerning the Company, its business, operations, financial performance, financial condition and prospects, and the terms and conditions of the Exchange, (c) the Holder has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in the exchange of the Existing Notes pursuant hereto and to make an informed investment decision with respect to the Exchange and an investment in the New Notes and the Company, and (d) the Holder is not relying, and has not relied, upon any statement, advice (whether legal, tax, financial, accounting or other), representation or warranty made by the Company or any of its affiliates or representatives including, without limitation, Lazard Frères & Co. LLC and Lazard Capital Markets LLC, except for (i) the publicly available filings made by the Company with the SEC under the Exchange Act and (ii) the representations and warranties made by the Company in this Agreement.

    Section 2.10    No Public Market.The Holder understands that no public market exists for the New Notes, and that there is no assurance that a public market will ever develop for the New Notes.

Article III: Covenants, Representations and Warranties of the Company

    The Company hereby covenants as follows, and makes the following representations and warranties, each of which is and shall be true and correct on the date hereof and at the Closing, to the Holder, Lazard Frères & Co. LLC and Lazard Capital Markets LLC, and all such covenants, representations and warranties shall survive the Exchange.

    Section 3.1      Power and Authorization.  The Company is duly incorporated, validly existing and in good standing under the laws of its state of incorporation, and has the power, authority and capacity to execute and deliver this Agreement and the Indenture, to perform its obligations hereunder and thereunder, and to consummate the Exchange contemplated hereby.

    Section 3.2      Valid and Enforceable Agreement; No Violations.  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions.  At the Closing, the Indenture, substantially in the form of Exhibit B hereto, will have been duly executed and delivered by the Company and will govern the terms of the New Notes, and the Indenture will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions.  This Agreement, the Indenture and consummation of the Exchange will not violate, conflict with or result in a breach of or default under (a) the charter, bylaws or other organizational documents of the Company, (b) any agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound, or (c) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to the Company.

    Section 3.3      Validity of the Holder’s New Notes.  The Holder’s New Notes have been duly authorized by the Company and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to the Holder pursuant to the Exchange against delivery of the Exchanged Notes in accordance with the terms of this Agreement, the Holder’s New Notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, except that such enforcement may be subject to the Enforceability Exceptions, and the Holder’s New Notes will not be subject to any preemptive, participation, rights of first refusal and other similar rights.  Assuming the accuracy of the Holder’s representations and warranties hereunder, the Holder’s New Notes (a) will be issued in the Exchange exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act, (b) will be free of any restrictions on resale by the Holder pursuant to Rule 144 promulgated under the Securities Act, and (c) will be issued in compliance with all applicable state and federal laws concerning the issuance of the Holder’s New Notes.

    Section 3.4      Validity of Underlying Common Stock.  The Holder’s New Notes are convertible into shares of the Company’s Common Stock, par value $0.0001 per share (the “Conversion Shares”), in accordance with the terms of the Indenture.  The Conversion Shares have been duly authorized and reserved by the Company for issuance upon conversion of the Holder’s New Notes and, when issued upon conversion of the Holder’s New Notes in accordance with the terms of the Holder’s New Notes and the Indenture, will be validly issued, fully paid and non-assessable, and the issuance of the Conversion Shares will not be subject to any preemptive, participation, rights of first refusal and other similar rights.

    Section 3.5      Listing Approval.  On the Closing Date, the Conversion Shares will be eligible to trade on the NASDAQ Global Select Market.

    Section 3.6      Disclosure.  On or before the first business day following the date of this Agreement, the Company shall issue a publicly available press release or file with the SEC a Current Report on Form 8-K disclosing the material terms of the Exchange (to the extent not previously publicly disclosed).

Article IV: Miscellaneous

    Section 4.1      Entire Agreement.  This Agreement and any documents and agreements executed in connection with the Exchange embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

    Section 4.2      Construction.  References in the singular shall include the plural, and vice versa, unless the context otherwise requires.  References in the masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires.  Headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meanings of the provisions hereof.  Neither party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against either party.

    Section 4.3      Governing Law.  This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of <?xml:namespace prefix = st1 ns = "urn:schemas-microsoft-com:office:smarttags" />New York, without reference to its choice of law rules.

    Section 4.4      Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Any counterpart or other signature hereon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

[Signature Page Follows]

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

“HOLDER”: By: Name: Title:	“COMPANY”: POWERWAVE TECHNOLOGIES, INC: By: Name: Title:

EXHIBIT A
Exchanging Beneficial Owners

Name of Beneficial Owner	Principal Amount of Exchanged Notes	Principal Amount of Holder’s New Notes

EXHIBIT B
Indenture